Exhibit 23(b)




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55732 of Tucson Electric Power Company (TEP) on Form S-3, Registration Statements No. 333-31043 and No. 333-93769 of UniSource Energy Corporation (the Company) on Form S-3, Registration Statement No. 333-60809 of the Company on Form S-4, Amendment No. 2 to Registration Statement No. 333-65143 of TEP on Form S-4, and Registration Statements No. 333-43765, No. 333-43767, No. 333-43769, No. 333-
53309, No. 333-53333 and No. 333-53337 of the Company on Form S-8
of our report dated February 23, 1998 (March 11, 1999 as to information with respect to 1997 in Note 3 and in Note 11), appearing in this Annual Report on Form 10-K of the Company and TEP for the year ended December 31, 1999.


DELOITTE & TOUCHE

Phoenix, Arizona
March 3, 2000